Exhibit 99.1

December 19, 2011

RE: World Monitor Trust III Series J Class I and Class II (“WMT-III”)

Dear Unitholder,

We are writing to inform you of changes to the underlying managers in WMT-III. WMT-III is a multi-adviser fund that invests in seven advisers, equally weighted and rebalanced quarterly. Effective December 31, 2011, WMT-III is removing the following managers from the portfolio: Tudor Investment Corporation – Tudor Quantitative Commodities Strategy, Paskewitz Asset Management, LLC – Contrarian Stock Index Program, and Graham Capital Management, L.P. – K4D-15V Program. Effective January 1, 2012, WMT-III is adding three new managers to the portfolio including: BEAM Bayesian Efficient Asset Management, LLC – BEAM Multi-Strategy Program (“BEAM”), Blackwater Capital Management, LLC – Blackwater Global Program (“Blackwater”) and Saxon Investment Corporation – Saxon Aggressive Diversified Program (“Saxon”). In addition, WMT-III is also making a change to its investment in Eagle Trading Systems Inc. (“Eagle”) – Eagle Momentum Program (“Eagle Momentum”). The allocation to Eagle will be split between a 50% allocation to Eagle Momentum and a 50% allocation to another strategy managed by Eagle Trading Systems Inc. called Eagle Global Program (“Eagle Global”).

A description of the new managers has been provided below. No action is required on your part.

1.	BEAM - The investment approach is a systematic, global macro strategy that focuses primarily in G10 financial markets and energies. The quantitative approach, which is based on Bayesian statistics and factor analysis, seeks to derive an expected return forecast for each instrument using systematically based, fundamental analyses that are largely derived from price and various other market factors. Thereafter an optimizer is used to build a portfolio with the best risk:reward characteristics.

2.	Blackwater - The advisor has designed a fully computerized strategy that seeks to profit from longer-term trends across a broad basket of futures markets. Signal generation is based on the output of two, independent systems that look to price patterns and volatility to identify a potential opportunity.

3.	Saxon - This is a systematic strategy that seeks to participate in the market’s extended trends using a combination of longer- and shorter-term systems. It is not a fully automatic strategy in that the advisor allows for discretion when warranted. Price data is the major input to the systems. The book is broadly diversified throughout the global futures markets with the exception of the global stock indices.

4.	Eagle Global - The manager employs a systematic methodology to capitalize on medium to long term trends in a wide range of global futures markets: currencies, fixed income, energies, commodities and stock indices. Well defined trading rules, which are based on extensive discretionary trading experience, incorporate screening and learning mechanisms which adjust to changes in market environment while giving strong attention to volatility. An attempt is made to participate in markets which exhibit favorable “signal to noise” characteristics. Money management and risk control disciplines serve to limit downside risk.

900 King Street, Suite 100 — Rye Brook, New York 10573 — Tel 914.307.4000 — Fax 914.307.4050 — www.kenmar.com

NEW YORK            VIRGINIA            SINGAPORE            UNITED KINGDOM

Frequently Asked Questions

Q1: Why are you making these changes?

WMT-III is an equally weighted portfolio that is rebalanced each quarter. From time to time we change the managers in the portfolio based our macroeconomic view and the potential opportunities/risks that we see in the markets. We are making several changes to the portfolio that will become effective January 1, 2012.

We are currently in an environment of global political and economic uncertainty and the markets have been extremely volatile. In light of this environment, we believe WMT-III will be better served by shifting assets to managers who trade more broadly diversified portfolios rather than sector-specific portfolios. Moreover, we believe managers that invest with a longer-term perspective may ride out a choppy, volatile market better than managers that incorporate significant short and medium term elements in their strategies. As a result, we are shifting assets to longer duration managers.

Q2: Is any action required?

No. No action is required for the Financial Advisor or client. All changes will occur seamlessly.

Q3: Will these changes have any impact on the timing of my tax reporting?

No. There will be no tax impact on these changes. Investors in WMT-III will continue to receive K-1 statements, typically on or around March 15.

We appreciate your continued support of WMT-III and Kenmar Preferred. If you have any questions or concerns, please do not hesitate to contact your Financial Advisor or Kenmar Preferred’s Investor Services Group at (914) 307-4000.

Kind regards,

Alison Schwab

Director of Marketing and Investor Services

Kenmar Preferred Investments Corp.

Investments in commodities/futures, options on them, and managed futures are not appropriate for all investors, as the risk of loss is substantial. Therefore, only risk or hedge capital should be invested in these securities

Alternative investments carry specific investor qualifications which can include high income and net-worth requirements as well as relatively high investment minimums. They are complex investment vehicles, which generally have high costs and substantial risks. The high expenses often associated with these investments must be offset by trading profits and other income. They tend to be more volatile than other types of investments and present an increased risk of investment loss. There may also be a lack of transparency as to the underlying assets. Additionally, there may be no secondary market for alternative investment interests and transferability may be limited or even prohibited. Other risks may apply as well, depending on the specific investment product. Please carefully review the Private Placement Memorandum or other offering documents for complete information regarding terms, including all applicable fees, as well as other factors you should consider before investing.

900 King Street, Suite 100 — Rye Brook, New York 10573 — Tel 914.307.4000 — Fax 914.307.4050 — www.kenmar.com

NEW YORK            VIRGINIA            SINGAPORE            UNITED KINGDOM